UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

Sunrise Energy Resources, Inc.
(Name of Registrant As Specified In Its Charter)

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INFORMATION STATEMENT
OF
SUNRISE ENERGY RESOURCES, INC.
2880 Zanker Road
Suite 203
San Jose, CA 95134

Dated ________, 2010

THIS INFORMATION STATEMENT IS BEING PROVIDED
TO YOU BY THE BOARD OF DIRECTORS OF
SUNRISE ENERGY RESOURCES, INC.

We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is being mailed or furnished to the stockholders of Sunrise Energy Resources, Inc., a Delaware corporation (the "Company"), in connection with the authorization of the corporate actions described below by the Company's Board of Directors by unanimous written consent in lieu of special meeting as of August 20, 2010, and the approval of such corporate actions by the written consent, taken as of August 20, 2010, of those stockholders of the Company entitled to vote at least a majority of the aggregate shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), outstanding on such date. Stockholders holding in the aggregate 12,082,325 shares of Common Stock or approximately 51% of the voting stock outstanding as of August 20, 2010 (the "Consenting Stockholders") approved the corporate actions described below. Accordingly, this Information Statement is furnished solely for the purpose of informing the stockholders of the Company, in the manner required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of this corporate action before it takes effect.

The Board and Consenting Stockholders have approved the Company's Certificate of Amendment to its Amended and Restated Certificate of Incorporation, a copy of which is attached hereto as Appendix A (the "Amended Articles"), to (1) change the Company's name to "Green Technology Solutions, Inc." and (2) complete a reverse split of the Corporation's common stock whereby each two hundred shares of issued and outstanding common stock shall be exchanged for one share of common stock.

Following the expiration of the twenty day (20) period mandated by Rule 14c-2(b), the Company will file the Amended Articles with the Delaware Division of Corporations and the name change will take effect. The reverse split will not take effect until it is declared effective by FINRA subsequent to the filing of the Amended Articles with the Delaware Division of Corporations.  The Company will not file the Amended Articles until at least twenty (20) days after the filing and mailing of this Information Statement to its stockholders.  The Amended Articles will become effective when they are filed with the Delaware Division of Corporations. Notwithstanding the foregoing, the Board of Directors, in its sole discretion, may determine not to effect, and may abandon, the reverse stock split without any additional act by the shareholders. In any such event, the Amended Articles shall be revised accordingly to effect the name change alone.

The Company will bear the entire cost of furnishing this Information Statement. It will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Company's common stock held of record by them.

The Board has fixed the close of business on September 1, 2010 as the record date for the determination of stockholders who are entitled to receive this Information Statement. There were 23,747,827 shares of Common Stock issued and outstanding on the record date. The Company anticipates that this Information Statement will be mailed on or about September __, 2010 to all stockholders of record as of the record date.

APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION

Description of the Amended Articles and Reasons for the Name Change

The Amended Articles make two changes to the Company's amended and restated Certificate of Incorporation – the change of the Company's name to "Green Technology Solutions, Inc." and a reverse stock split of our common stock at a ratio of one-for-two hundred.  The name change is described in this section, with the reverse stock split described in the following section.

The primary reason for the proposed name change is to reflect a change in business focus by the Company.  In May 2010, the Company's major shareholder sold its stock to five new shareholders, resulting in a change in control of the Company (see "Change in Control" below) that took effect in June 2010.  New management and the new Board that took office following the change in control have shifted the Company's proposed business focus to actively develop and invest in green technology solutions and software applications related to energy efficiency and technologies that reduce the user's carbon footprint. Although this change in business focus has not yet resulted in commencement of any new business operations as of the date of this filing, management plans to pursue opportunities in the energy efficiency technology area and would like to change the Company's name to reflect the new focus.

After the filing of the Amended Articles with the Division of Corporations of the State of Delaware, the Company will cease use of the name Sunrise Energy Resources, Inc.  The Company will then use the name Green Technology Solutions, Inc., which the Board has determined will more accurately reflect, and allow the Company to engage in, its new proposed business operations.

Description of and Reasons for the Reverse Split

General

The Board of Directors and Consenting Stockholders have approved, subject to reserving the right of the Board to abandon the planned reverse split, a reverse stock split of our common stock at a ratio of one-for-two hundred. Pursuant to the reverse split, each outstanding two hundred shares of common stock will be combined into and become one share of common stock, without any change in the number of authorized shares of our common stock.

As of August 20, 2010, we had 23,747,827 shares of common stock issued and outstanding. Based on the number of shares of our common stock issued and outstanding as of August 20, 2010, immediately following the completion of the reverse stock split, we would have approximately 120,032 shares of common stock issued and outstanding.

Purpose of the Reverse Split

The Board believes that the reverse split is in the best interests of the Company and its stockholders, as it will provide additional flexibility for any future merger, exchange or acquisition, each of which is a possibility given the Company's change in business strategy.  A reverse stock split may also have a favorable effect on the trading price of our common stock on the OTC Bulletin Board.

In evaluating whether or not to authorize the reverse split, in addition to the considerations described above, the Board of Directors also took into account various negative factors associated with a reverse stock split. These factors include:

•	the negative perception of reverse stock splits held by some investors, analysts and other stock market participants;
•	the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels;
•	the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and
•	the costs associated with implementing a reverse stock split.

Stockholders should recognize that if a reverse stock split is effected, they will own a fewer number of shares than they currently own (a number equal to the number of shares owned immediately prior to the reverse stock split divided by two hundred), and fractional shares shall be rounded up to the next higher full share.   The reverse stock split may not increase the per share price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the per share price (which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding).

If the per share price of our common stock declines following the reverse split, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse stock split will likely increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales.

The Board of Directors considered all of the foregoing factors, and determined that the reverse stock split is in the best interest of the Company and its stockholders.

The Company has no plans, agreements, proposals, arrangements or understanding for the issuance of additional shares of common stock for any purpose, including future acquisitions or financing transactions, as of the date of this filing.  The Company may consider issuing additional shares in the future, but as of the date of this filing the Company has no definite plans in this regard.

Principal Effects of the Reverse Split

General

Our common stock is currently registered under the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of our common stock under the Exchange Act.

Number of Shares of Common Stock and Corporate Matters

When implemented, the reverse split will have the following effects on the number of shares of common stock:

•	each two hundred shares of our common stock owned by a stockholder immediately prior to the reverse stock split would become one share of common stock after the reverse stock split;
•	the number of shares of our common stock issued and outstanding would be reduced from 23,747,827 shares to approximately 120,032 shares; and
•	the number of authorized shares of our common stock would remain at 75 million shares.

After effectuating the reverse split, we will have approximately 74,879,968 shares of authorized but unissued shares of common stock. The authorized and unissued and unreserved shares would be available from time to time for corporate purposes including raising additional capital by means of sales of common stock or securities convertible into common stock, acquisitions of companies or assets, or other strategic transactions. If we issue additional shares, the ownership interests of holders of our common stock may be diluted.

The reverse stock split will affect all of our common stockholders uniformly and will not change the proportionate equity interests of our common stockholders (except with respect to stockholders that would receive less than a full share following the reverse split, as no fractional shares will be issued but instead each fractional share that would be issued will be rounded up to the nearest whole share), nor will the respective voting rights and other rights of stockholders be altered.

Fractional Shares

If the reverse stock split results in some stockholders receiving fractional shares, fractional shares will not be issued. The Company will instead round up the number of shares issued to the shareholders in lieu of the issuance of fractional shares, with each fractional share that would be issued being rounded to the nearest whole share.

Effect on Shares Held in Street Name

We intend to treat stockholders holding our common stock in "street name," through a bank, broker, or other nominee, in the same manner as registered stockholders whose shares are registered in their names when effecting the reverse stock split. Banks, brokers, or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in "street name." However, these banks, brokers, or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered "Book-Entry" Stockholders

Our registered stockholders may hold some or all of their shares electronically in book-entry form. These stockholders will not have share certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•	If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares.
•	If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

Effect on Registered Certificated Shares

Some registered stockholders hold all their shares in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your share certificate, you will be issued the appropriate number of shares electronically in book-entry form. No new shares in book-entry form will be issued to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. At any time after receipt of your statement reflecting the number of shares registered in your book-entry account, you may request a share certificate representing your ownership interest.

Accounting Matters

The reverse stock split will not affect the par value of the Company's common stock.  As a result, the stated capital attributable to the Company's common stock on the Company's balance sheet will be reduced proportionately based on the reverse stock split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Prior periods' per share net income or loss and net book value amounts will be restated because there will be fewer shares of our common stock outstanding.

Potential Anti-Takeover Effect

The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company. However, the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of common stock or obtain control of the Company.

Procedure for Effecting Exchange of Stock Certificates

The Company's transfer agent, Pacific Stock Transfer, will act as exchange agent for purposes of implementing the exchange of stock certificates or updating ownership amounts, the latter for those "book entry" stockholders, and is referred to as the "exchange agent." As soon as practicable after the effective time of the reverse split, a letter of transmittal will be sent to stockholders of record as of the effective date of the reverse split as set by FINRA for purposes of surrendering to the exchange agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares (and/or payment of cash in lieu of fractional shares, if applicable) in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. From and after the effective time, any certificates formerly representing pre-reverse stock split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing post-reverse stock split shares (and/or payment of cash in lieu of fractional shares, if applicable). STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO. For stockholders who hold registered shares in a book-entry form, at the effective time, the transfer agent will update your ownership amounts on our books and a transaction statement will automatically be sent to your address of record indicating the number of shares you hold. No action need be taken to receive your post-reverse stock split shares.

United States Federal Income Tax Consequences

IN ACCORDANCE WITH 31 C.F.R. § 10.35(B)(5), THE DISCUSSION OF THE TAX ASPECTS PROVIDED HEREIN HAS NOT BEEN PREPARED, AND MAY NOT BE RELIED UPON BY ANY PERSON, FOR PROTECTION AGAINST ANY FEDERAL TAX PENALTY. EACH STOCKHOLDER SHOULD SEEK ADVICE BASED ON THE PROSPECTIVE STOCKHOLDER'S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of the material United States federal income tax consequences of the reverse stock split applicable to beneficial holders of shares of our common stock. This summary addresses only such stockholders who hold their pre-reverse stock split shares as capital assets and will hold the post-reverse stock split shares as capital assets. This discussion does not address all United States federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult its tax advisor as to the particular facts and circumstances which may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the reverse stock split. The Company has not and will not seek a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the reverse split. Therefore, the income tax consequences discussed below are not binding on the Internal Revenue Service and there can be no assurance that such income tax consequences, if challenged, would be sustained.

Subject to the statements made above, the United States federal income tax consequences of the reverse stock split may be summarized as follows:

•
The reverse stock split would qualify as a tax-free recapitalization under the Internal Revenue Code. Accordingly, a stockholder will not recognize any gain or loss for United States federal income tax purposes as a result of the receipt of the post-reverse stock split common stock pursuant to the reverse stock split.

•
The shares of post-reverse stock split common stock in the hands of a stockholder will have an aggregate basis for computing gain or loss on a subsequent disposition equal to the aggregate basis of the shares of pre-reverse split common stock held by the stockholder immediately prior to the reverse stock split.

•	A stockholder's holding period for the post-reverse stock split common stock will include the holding period of the pre-reverse split common stock exchanged.

Vote Required

Delaware General Corporation Law ("DGCL") §242 provides that every amendment to the Company's Certificate of Incorporation shall first be adopted by the resolution of the Board of Directors and then be subject to the approval of stockholders entitled to vote on any such amendment. Under the Company's amended and restated Certificate of Incorporation and Bylaws now in effect, an affirmative vote by stockholders holding shares entitling them to exercise at least a majority of the voting power is sufficient to amend the Company's amended and restated Certificate of Incorporation. DGCL §228 provides that, unless otherwise provided in the Company's amended and restated Certificate of Incorporation, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding the voting power required to take such action at a meeting.  The Company's amended and restated Certificate of Incorporation does not prohibit the taking of action by written consent.  In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the amendment described herein as early as possible in order to accomplish the purposes described above, the Company's Board of Directors voted to utilize the written consent of the holders of a majority of the Company's voting stock.  DGCL §228 provides that in no instance where action is authorized by written consent need a meeting of stockholders be called or notice given.

Pursuant to DGCL §242 and the Company's current Certificate and Bylaws, the affirmative vote of the holders of a majority of the Company's outstanding voting stock is sufficient to amend the Company's amended and restated Certificate of Incorporation as described above, which vote has been obtained by written consent of the Consenting Stockholders.

Effective Date

Under applicable federal securities laws, the Amended Articles cannot be effective until at least 20 calendar days after this Information Statement is distributed to the Company's stockholders. The Amended Articles will become effective upon filing with the Division of Corporations of Delaware. It is anticipated that the foregoing will take place 20 calendar days after this Information Statement is mailed to the Company's stockholders, subject to change to a later date at the Board's discretion.  In addition, both the name change and the reverse split require the Company to notify the Financial Industry Regulatory Authority and obtain a new trading symbol before these actions will be accurately reflected on the Over-the-Counter Bulletin Board.

Dissenters' Rights of Appraisal

The DGCL does not provide for appraisal rights in connection with the above-described amendments to the Company's Certificate of Incorporation.

GENERAL INFORMATION

Costs

The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of the Company's common stock.

Record Date

The close of business on September 1, 2010 has been fixed as the record date for the determination of stockholders entitled to receive this Information Statement.

Outstanding Shares and Voting Rights

On September 1, 2010 (the "Record Date"), the Company had [23,747,827] shares of common stock, $0.001 par value, outstanding.  Holders of these shares would have been entitled to vote if a meeting was required to be held.  Each share of the Company's common stock is entitled to one vote.  The outstanding shares of common stock at the close of business on the Record Date were held by approximately 1250 stockholders of record.

Material Terms of the Common Stock

The authorized Common Stock of the Company consists of 75,000,000 shares, par value $0.001.  The holders of shares of Common Stock are entitled to one vote for each share held of record on each matter submitted to stockholders.  Shares of Common Stock do not have cumulative voting rights for the election of directors.  The holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends, although the Company does not intend to declare any dividends for the foreseeable future.  The holders of shares of Common Stock do not have any preemptive rights to subscribe for or purchase any stock or other securities of the Company and have no rights to convert their Common Stock into any other securities.  On liquidation, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution to stockholders.

Interest of Certain Persons in Matters to be Acted Upon

Not applicable.

Change in Control

On May 18, 2010 (the "Closing Date"), Cambridge Securities of Panama, Coral Canyon Innovations, Inc., Montego Blue Enterprises, Corp., Vermillion Consulting Corp., and Middle Island Consortium (collectively, "Purchasers") acquired the majority of the issued and outstanding common stock of the Company from Burisma Holdings Limited, ("Seller") per the terms of a common stock purchase agreement (the "Purchase Agreement") between Purchasers and Seller.

 Pursuant to the terms of the Purchase Agreement, Purchasers acquired control of 16,503,817 shares of the Company's issued and outstanding common stock representing approximately 69.67% of the total shares issued and outstanding. The aggregate purchase price for the shares was $270,000, which funds were derived from corporate and investment accounts. As a result of the Purchase Agreement, there has been a change in control of the Company, and Cambridge Securities of Panama, a Panama corporation, is now our majority shareholder.  On June 12, 2010, the transaction contemplated by Schedule 14F-1 filed by the Company on May 18, 2010 became effective due the fulfillment of all conditions precedent. As a result, Burisma Holdings Limited, the holder of 16,503,817 shares of common stock of Sunrise Energy Resources, Inc. representing approximately 69.5%, for good and valuable consideration transferred all its shares in Sunrise Energy Resources, Inc. to the following new shareholders:

Cambridge Securities of Panama, a Panama company (“Cambridge Securities”) which is owned by Luis Hernandez Garcia of San Antonio, Texas, received 12,082,325 shares;

Coral Canyon Innovations, Inc., a Nevada corporation, received 1,105,373 shares;

Montego Blue Enterprises, Corp., a Nevada corporation, received 1,105,373 shares;

Vermillion Consulting Corp., a Nevada corporation, received 1,105,373 shares; and

Middle Island Consortium, a Nevada corporation, received 1,105,373 shares.

Coral Canyon Innovations, Inc., Montego Blue Enterprises, Corp., Vermillion Consulting Corp., and Middle Island Consortium are all beneficially owned and controlled by Cambridge Securities.

Upon closing of the Stock Purchase Agreement, the Company's then-current directors Konstantin Tsiryulnikov, and Leon Golden resigned effective on June 12, 2010 and were replaced by Dean McCall, who was appointed as a director upon the closing. In addition, upon the closing of the Stock Purchase Agreement, Konstantin Tsiryulnikov, President and CEO, Roman Livson, CFO, resigned as officers of the Company. Dean McCall was the sole officer of the Company until August 6, 2010 when he resigned and was replaced by John Shearer, who is now the sole officer and director of the Company.

We do not know of any other arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

Security Ownership of Certain Beneficial Owners and Management

As of August 20, 2010, there were 23,747,827 common shares outstanding.  The following tabulates holdings of shares of the Company's common stock by each person who, as of August 20, 2010, holds of record or is known by management to own beneficially more than 5.0% of the common shares and, in addition, by all directors and officers of the Company individually and as a group.

SHARE OWNERSHIP AS OF AUGUST 20, 2010

Name and Address Of Beneficial Owner	Title of Class	Number of Shares	Percent of Class(1)
Cambridge Securities of Panama, a Panama corporation(2) 3463 Magic Drive Suite 245 San Antonio, Texas 78259	Common	16,503,817	69.5%
John Shearer		-0-	0%
All Executive Officers and Directors as a group (1 person)		-0-	0%

(1) Percentage ownership is based on 23,747,827 shares of Common Stock outstanding on August 20, 2010.

(2) Cambridge Securities of Panama is beneficially wholly-owned by Luis Hernandez Garcia, 3463 Magic Drive Suite 245, San Antonio, Texas 78259.  Also includes share holdings of Coral Canyon Innovations, Inc., Montego Blue Enterprises, Corp., Vermillion Consulting Corp., and Middle Island Consortium which are all beneficially owned and controlled by Cambridge Securities of Panama.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT THE COMPANY

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission ("SEC"). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the SEC may be obtained free of charge.  If you and one or more shareholders share the same address, it is possible that only one Information Statement was delivered to your address. Any registered shareholder who wishes to receive a separate copy of the Information Statement at the same address now or in the future may mail a request to receive separate copies to Sunrise Energy Resources, Inc., 2880 Zanker Road, Suite 203, San Jose, CA 95134, Attention: John Shearer, President, or call the Company at (408) 432-7285 and we will promptly deliver the Information Statement to you upon your request. Shareholders who received multiple copies of this Information Statement at a shared address and who wish to receive a single copy may direct their request to the same address.

By order of the Board of Directors,

John Shearer
CEO and Sole Director

Appendix A

FORM OF
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

Sunrise Energy Resources, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:  That by unanimous written consent in lieu of a special meeting of the Board of Directors of Sunrise Energy Resources, Inc., (the “Corporation”) resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and submitting the proposed amendment to the stockholders of said Corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered "I" so that, as amended, said Article shall be and read as follows:

The name of the Corporation is Green Technology Solutions, Inc.

RESOLVED, that the Amended and Restated Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered "V, 5.1" so that, as amended, said Article shall be amended by adding a new paragraph at the end thereof, the full text of which is as follows:

“Effective upon the “Effective Date” (as defined below) (i) the outstanding shares of common stock, $0.001 par value, of the Corporation shall be combined on the basis that 200 of such shares of common stock shall become one (1) share of common stock without changing the par value of the shares of the Corporation (the “Reverse Split”); and (ii) further, every right, option and warrant to acquire two hundred (200) shares of common stock of the Corporation, outstanding immediately prior to the Effective Date, shall, upon the Effective Date, thereby and thereupon automatically be converted without any further action into the right to acquire one (1) share of common stock of the Corporation, upon the terms of the right, option or warrant, except that the purchase price of the common stock, upon exercising the right, option or warrant, shall be proportionately increased.

To the extent that a stockholder holds a number of shares of common stock immediately prior to the filing and recording of this Amendment that is not divisible by two hundred (200), such stockholder shall be entitled to receive, in lieu of receiving a fractional share, that number of shares determined by rounding up such fractional interest to the nearest whole number.  No fractional shares shall be issued.

A-1

The “Effective Date” shall be the first date permitted or determined by the Financial Industry Regulatory Authority (FINRA) as the effective date of such reverse stock split, subject to the prior filing and recording of this Amendment in the Office of the Secretary of State of the State of Delaware.”

SECOND: That thereafter, pursuant to a resolution of its Board of Directors, holders of a majority of the voting stock of said Corporation gave their consent in writing to the preceding resolutions in lieu of a meeting of stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this ____ day of ______________________, 2010.

By:
Authorized Officer

Title:	President & CEO
Name:	John Shearer

A-2